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                                                                      EXHIBIT 12



                   NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                              (dollars in millions)



                                                                                     Year Ended December 31,
                                                                 1996         1997          1998          1999          2000
                                                                 ----         ----          ----          ----          ----
Loss from continuing operations before income tax benefit       $(863)      $(1,309)      $(1,711)      $(1,298)      $  (744)

Add:
  Fixed charges                                                   286           487           766           993         1,424

Less:
  Interest capitalized                                             33            43            55            46            88

Less:
  Equity in losses of unconsolidated affiliates                   (11)          (13)          (12)          (73)         (152)
  Losses attributable to minority interests                        --             3            17            19            10
                                                                -----       -------       -------       -------       -------
Earnings as adjusted                                            $(599)      $  (855)      $(1,005)      $  (297)      $   734
                                                                =====       =======       =======       =======       =======

Fixed Charges:
  Interest expense on indebtedness (including amortization
   of debt expense and discount)                                $ 228       $   408       $   656       $   878       $ 1,245
  Interest capitalized                                             33            43            55            46            88
  Portion of rent expense representative of interest (30%)         25            36            55            69            91
                                                                -----       -------       -------       -------       -------
Fixed charges                                                   $ 286       $   487       $   766       $   993       $ 1,424
                                                                =====       =======       =======       =======       =======

Ratio of earnings to fixed charges                              (2.09)        (1.76)        (1.31)        (0.30)         0.52
                                                                =====       =======       =======       =======       =======

Deficiency of earnings to cover fixed charges                   $ 885       $ 1,342       $ 1,771       $ 1,290       $   690
                                                                =====       =======       =======       =======       =======
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